Exhibit 99.1

Columbus Circle Capital Corp III Announces Pricing of $200,000,000 Initial Public Offering

New York, NY, July 08, 2026 (GLOBE NEWSWIRE) – Columbus Circle Capital Corp III (NASDAQ: CCCTU) (the “Company”) today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The Company’s units are expected to be listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “CCCTU” and will begin trading on July 9, 2026. Each unit consists of one Class A ordinary share of the Company and one-third of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “CCCT” and “CCCTW,” respectively. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any. The closing of the offering is anticipated to take place on or about July 10, 2026, subject to customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination target in any industry or geographical location. The Company’s management team is led by Gary Quin, its Chief Executive Officer and Chairman of the Board of Directors, and Joseph W. Pooler, Jr., its Chief Financial Officer. Garrett Curran, Alberto Alsina Gonzalez, Marc Spiegel and Matthew Murphy are independent directors.

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, is acting as the lead book-running manager for the offering. Clear Street LLC is acting as joint book-runner. Ellenoff Grossman & Schole LLP and Ogier (Cayman) LLP are serving as legal counsel to the Company, and Loeb & Loeb LLP is serving as legal counsel to the underwriters.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (“SEC”) on July 8, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com. Copies of the registration statement can be accessed for free through the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the search for an initial business combination. No assurance can be given that such offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Columbus Circle Capital Corp III
Gary Quin, Chief Executive Officer
gquin@cohencm.com